Exhibit 4.22

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This Amendment (this “Amendment”) to that certain Convertible Promissory Note No. 1, issued on November 23, 2021 (the “Note”), in the principal amount of $22,000,000 and due November 23, 2024, by Seelos Therapeutics, Inc., a Nevada corporation (the “Company”), to Lind Global Asset Management V, LLC, a Delaware limited liability company (together with its successors and representatives, the “Holder”), is made as of December 10, 2021, by and between the Company and the Holder.

RECITALS

Whereas, the Company issued the Note to the Holder pursuant to that certain Securities Purchase Agreement, dated as of November 23, 2021, by and among the Company and the Holder (the “Securities Purchase Agreement”) (as the same may be amended from time to time);

Whereas, the staff of The Nasdaq Stock Market LLC has requested that the Company and the Holder amend certain provisions of the Note to ensure compliance with Nasdaq Listing Rule 5635(d);

Whereas, the Company and the Holder desire to amend certain provisions of the Note as set forth herein; and

Whereas, pursuant to Section 5.8 of the Note, the Note may be amended by an instrument in writing signed by the Company and the Holder.

Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                  Section 3.8. Section 3.8 of the Note is hereby amended and restated in its entirety to read as follows:

“3.8 Stock Exchange Limitation. Notwithstanding anything to the contrary in this Note, unless the Company obtains a stockholder approval contemplated by Nasdaq Listing Rule 5635(d) with respect to the issuance of shares of Common Stock pursuant to the Purchase Agreement in excess of the limitations imposed by such rule, in no event will the sum of: (i) the aggregate number of Repayment Shares and Conversion Shares issued under this Note, plus (ii) the aggregate number of Repayment Shares and Conversion Shares issued under any other “Note” as defined in the Purchase Agreement and all other Securities Purchase Agreements entered into with other parties on or around the date of the Purchase Agreement pursuant to which the Company issues notes similar to this Note (the Purchase Agreement and all such other Securities Purchase Agreements, the “Purchase Agreements”), plus (iii) the number of First Closing Shares issued pursuant to the Purchase Agreements and all other Purchase Agreements (as adjusted for stock splits, recapitalizations and similar transactions), exceed 20,478,005 shares in the aggregate (as adjusted for stock splits, recapitalizations and similar transactions). If the Company is not able to issue shares upon a conversion of this Note as a result of the operation of the preceding sentence, then any portion of this Note that cannot be so converted shall remain outstanding until repaid by the Company in cash.”

2.                  Effectiveness. This Amendment is effective as of the date hereof. From and after the effectiveness of this Amendment, each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Note” and each other similar reference contained in the Note shall refer to the Note, as amended hereby. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the parties under the Note, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Note.

3.                  Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without reference to principles of conflict of laws or choice of laws.

4.                  Counterparts. This Amendment may be executed in two identical counterparts, both of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Signature pages delivered by facsimile or e-mail shall have the same force and effect as an original signature.

[Signature Page Follows]

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The parties hereto have executed this Amendment to Convertible Promissory Note as of the date first written above.

THE company:

SEELOS THERAPEUTICS, INC.

By: /s/ Raj Mehra, Ph.D.

Name: Raj Mehra, Ph.D.

Title: President and Chief Executive Officer

THE HOLDER:

LIND GLOBAL ASSET MANAGEMENT V, LLC

By: /s/ Jeff Easton

Name: Jeff Easton

Title: Managing Member

[Signature Page to Amendment to Convertible Promissory Note]

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